Exhibit 99.1

Red Rock Resorts Announces Second Quarter 2021 Results

LAS VEGAS, July 28, 2021 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ: RRR) today reported financial results for the second quarter ended June 30, 2021.

During the second quarter the Company continued to operate its Red Rock, Green Valley Ranch, Santa Fe Station, Boulder Station, Palace Station and Sunset Station properties, together with its Wildfire Properties, while Palms Casino Resort, Texas Station, Fiesta Rancho and Fiesta Henderson remained closed during the quarter. While second quarter 2019 results are included below for comparative purposes, the 2019 results include, among other things, the results of our four currently closed properties in addition to the properties which operated in the second quarter 2021.

Second Quarter Results

  Net revenues were $428.2 million for the second quarter of 2021, an increase of 295%, or $319.7 million, from $108.5 million for the same period of 2020, primarily due to the closure of our properties during most of the second quarter in 2020 due to the COVID-19 pandemic. Compared to the same period of 2019, net revenues were down 11% or $54.7 million from net revenue of $482.9 million.
  Net income was $143.4 million for the second quarter of 2021, an improvement of $261.8 million, from a loss of $118.4 million for the same period of 2020. Compared to the same period of 2019, net income increased by $150.4 million from a loss of $7.1 million.
  Adjusted EBITDA(1) was $210.2 million for the second quarter of 2021, an increase of $227.4 million from negative $17.3 million in the same period of 2020. Compared to the same period of 2019, Adjusted EBITDA increased 82% or $94.9 million from $115.2 million.

Las Vegas Operations

  Net revenues from Las Vegas operations were $426.4 million for the second quarter of 2021, an increase of 322%, or $325.4 million, from $101.0 million in the same period of 2020, primarily due to the closure of our properties during most of the second quarter in 2020 due to the COVID-19 pandemic. Compared to the same period of 2019, net revenues were down 7% or $31.3 million from net revenue of $457.8 million.
  Adjusted EBITDA from Las Vegas operations was $222.6 million for the second quarter of 2021, an increase of $234.7 million, from negative $12.1 million in the same period of 2020. Compared to the same period of 2019, Adjusted EBITDA increased 110% or $116.6 million from $106.0 million.

Balance Sheet Highlights

The Company's cash and cash equivalents at June 30, 2021 were $91.0 million and total principal amount of debt outstanding at the end of the second quarter was $2.7 billion.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 3945487. A replay of the call will be available from today through August 4, 2021 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDA includes net income (loss) plus depreciation and amortization, share-based compensation, write-downs and other charges, net, asset impairment, losses from assets held for sale, interest expense, net, (gain) loss on extinguishment/modification of debt, net, change in fair value of derivative instruments, provision (benefit) for income tax and other.

Company Information and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as "will", "might", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "would", "target", "project", "intend", "plan", "seek", "estimate", "pursue", "should", "may" and "assume", or the negative thereof, as well as variations of such words and similar expressions referring to the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Certain important factors, including but not limited to, financial market risks, could cause our actual results to differ materially from those expressed in our forward-looking statements. Further information on potential factors which could affect our financial condition, results of operations and business includes, without limitation, our ability to consummate the sale of the Palms, the extent and duration of the impact of the COVID-19 pandemic on the Company's business, financial results and liquidity; the duration of the closure of the Company's properties that have not yet reopened; the impact and cost of new operating procedures implemented at the Company's properties in response to the COVID-19 pandemic; the impact of actions that the Company has undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic; the impact of the COVID-19 pandemic, and resulting unemployment and changes in general economic conditions on discretionary spending and consumer demand; the impact of our substantial indebtedness; the effects of local and national economic, credit and capital market conditions on consumer spending and the economy in general, and on the gaming and hotel industries in particular; the effects of competition, including locations of competitors and operating and market competition; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies (including the current government-mandated operational restrictions); risks associated with construction projects, including disruption of our operations, shortages of materials or labor, unexpected costs, unforeseen permitting or regulatory issues and weather; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents, natural disasters or civil unrest; risks associated with the collection and retention of data about our customers, employees, suppliers and business partners; and other risks discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in the Company's other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

View source version on http://redrockresorts.investorroom.com/:

INVESTORS:
Stephen L. Cootey
Stephen.Cootey@redrockresorts.com
(702) 495-4214

MEDIA:
Michael J. Britt
Michael.Britt@redrockresorts.com
(702) 495-3693

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	2019	2021	2020	2019
Operating revenues:
Casino	$ 304,212	$ 75,608	$ 245,268	$ 564,150	$ 283,875	$ 490,201
Food and beverage	64,885	14,985	137,791	111,757	103,316	242,724
Room	39,150	5,491	49,311	61,094	45,567	97,386
Other	19,640	6,446	26,905	35,197	27,803	52,827
Management fees	270	5,940	23,593	8,578	25,297	46,752
Net revenues	428,157	108,470	482,868	780,776	485,858	929,890
Operating costs and expenses:
Casino	70,400	31,625	87,716	133,516	114,900	170,656
Food and beverage	48,879	22,424	140,155	89,936	114,910	232,391
Room	14,650	6,402	20,559	25,741	27,075	40,755
Other	5,983	3,058	13,674	11,333	12,692	25,533
Selling, general and administrative	84,090	65,232	110,602	163,000	166,505	209,667
Depreciation and amortization	36,160	57,924	55,835	90,415	116,458	106,688
Write-downs and other charges, net	1,435	15,466	8,846	1,695	24,273	32,574
Asset impairment	(1,956)	-	-	167,777	-	-
	259,641	202,131	437,387	683,413	576,813	818,264
Operating income (loss)	168,516	(93,661)	45,481	97,363	(90,955)	111,626
Earnings (losses) from joint ventures	1,233	(572)	521	1,623	(370)	1,026
Operating income (loss) and earnings (losses) from joint ventures	169,749	(94,233)	46,002	98,986	(91,325)	112,652

Other income (expense):
Interest expense, net	(25,614)	(33,980)	(40,981)	(52,881)	(70,038)	(78,419)
Gain (loss) on extinguishment/modification of debt, net	-	11,164	-	(8,140)	(247)	(302)
Change in fair value of derivative instruments	(86)	(1,250)	(12,958)	(214)	(21,260)	(19,596)
Other	(118)	(118)	(83)	(166)	(162)	(152)
	(25,818)	(24,184)	(54,022)	(61,401)	(91,707)	(98,469)
Income (loss) before income tax	143,931	(118,417)	(8,020)	37,585	(183,032)	14,183
(Provision) benefit for income tax	(581)	-	953	(798)	(113,185)	(966)
Net income (loss)	143,350	(118,417)	(7,067)	36,787	(296,217)	13,217
Less: net income (loss) attributable to noncontrolling interests	56,636	(46,875)	(3,221)	14,851	(72,476)	5,740
Net income (loss) attributable to Red Rock Resorts, Inc.	$ 86,714	$ (71,542)	$ (3,846)	$ 21,936	$ (223,741)	$ 7,477

Earnings (loss) per common share:
Earnings (loss) per share of Class A common stock, basic	$ 1.24	$ (1.01)	$ (0.06)	$ 0.31	$ (3.19)	$ 0.11
Earnings (loss) per share of Class A common stock, diluted	$ 1.12	$ (1.01)	$ (0.06)	$ 0.29	$ (3.19)	$ 0.10

Weighted-average common shares outstanding:
Basic	70,212	70,518	69,556	70,469	70,240	69,477
Diluted	117,787	70,518	69,556	117,639	70,240	116,715

Dividends declared per common share	$ -	$ -	$ 0.10	$ -	$ 0.10	$ 0.20

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net Income (Loss) to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	2019	2021	2020	2019
Net revenues
Las Vegas operations	$ 426,410	$ 101,020	$ 457,753	$ 769,227	$ 457,485	$ 880,123
Native American management	-	5,894	23,452	8,087	25,154	46,448
Reportable segment net revenues	426,410	106,914	481,205	777,314	482,639	926,571
Corporate and other	1,747	1,556	1,663	3,462	3,219	3,319
Net revenues	$ 428,157	$ 108,470	$ 482,868	$ 780,776	$ 485,858	$ 929,890

Net income (loss)	$ 143,350	$ (118,417)	$ (7,067)	$ 36,787	$ (296,217)	$ 13,217
Adjustments
Depreciation and amortization	36,160	57,924	55,835	90,415	116,458	106,688
Share-based compensation	3,373	3,589	4,532	6,114	7,642	8,385
Write-downs and other charges, net	1,435	15,466	8,846	1,695	24,273	32,574
Asset impairment	(1,956)	-	-	167,777	-	-
Losses from assets held for sale	1,441	-	-	1,441	-	-
Interest expense, net	25,614	33,980	40,981	52,881	70,038	78,419
(Gain) loss on extinguishment/modification of debt, net	-	(11,164)	-	8,140	247	302
Change in fair value of derivative instruments	86	1,250	12,958	214	21,260	19,596
Provision (benefit) for income tax	581	-	(953)	798	113,185	966
Other	73	121	83	544	163	152
Adjusted EBITDA	$ 210,157	$ (17,251)	$ 115,215	$ 366,806	$ 57,049	$ 260,299

Adjusted EBITDA
Las Vegas operations	$ 222,589	$ (12,095)	$ 105,995	$ 383,269	$ 56,390	$ 240,749
Native American management	-	5,207	21,950	7,604	22,808	43,426
Corporate and other	(12,432)	(10,363)	(12,730)	(24,067)	(22,149)	(23,876)
Adjusted EBITDA	$ 210,157	$ (17,251)	$ 115,215	$ 366,806	$ 57,049	$ 260,299